        Exhibit 99.1
PRESS RELEASE

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ARMADA HOFFLER ANNOUNCES CLOSING OF INAUGURAL PRIVATE DEBT PLACEMENT
$115 million of senior unsecured notes issued in three tranches
VIRGINIA BEACH, Va., July 22, 2025 -- Armada Hoffler (NYSE: AHH) (“Armada Hoffler” or the “Company”) announced the closing its inaugural private placement of $115 million in senior unsecured notes. The notes were issued in three tranches with maturities of 3, 5, and 7 years, bearing a blended interest rate of 5.86% and a weighted average maturity of 5.3 years.
Proceeds from the offering will be used for general corporate purposes and to refinance existing debt.
“This offering provides long-term capital at a fixed rate and enhances our balance sheet flexibility,” said Matthew Barnes-Smith, Chief Financial Officer of Armada Hoffler. “We view this as a constructive step in our ongoing efforts to diversify capital sources and support our long-term strategy.”
In January 2025, Morningstar DBRS reaffirmed Armada Hoffler’s BBB credit rating and revised its outlook to stable, citing the Company’s improved leverage profile and diversified real estate portfolio.
The offer and sale of the notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and the notes may not be offered or sold in the United States or any other jurisdiction absent registration or an exemption from the registration requirements of the Securities Act and the applicable securities laws of any state or other jurisdiction. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.
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About Armada Hoffler
Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust (“REIT”) with over four decades of experience developing, building, acquiring, and managing high-quality office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. We also provide general construction and development services to third-party clients, in addition to developing and building properties to be placed in our stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.
Forward-Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These statements relate to the Company’s the anticipated use

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of the net proceeds from the private placement of the notes. No assurance can be given that the net proceeds from the private placement will be used as indicated. The application of the net proceeds is subject to numerous conditions, many of which are beyond the control of the Company, including, market conditions, general economic conditions and other factors, including those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and those set forth in other documents filed by the Company from time to time with the Securities and Exchange Commission.
Contact:
Chelsea Forrest
Armada Hoffler
Vice President of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248